EXHIBIT 99.1

AMERICAN VANGUARD CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

(Dollars in thousands, except share and per share data)

	2004	2003
Assets
Current assets:
Cash	$457	$887
Receivables:
Trade	27,773	27,803
Other	532	394

	28,305	28,197

Inventories	43,635	33,389
Prepaid expenses	1,479	1,057
Deferred tax asset	140	140

Total current assets	74,016	63,670

Property, plant and equipment, net	26,118	21,677
Land held for development	211	211
Intangible assets	21,161	20,307
Other assets	840	869

	$122,346	$106,734

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments of long-term debt	$5,107	$6,374
Accounts payable	12,984	13,030
Accrued program costs	10,335	6,763
Accrued expenses and other payables	5,791	3,778
Accrued royalty obligations	1,837	1,521
Income taxes payable	1,687	580

Total current liabilities	37,741	32,046
Long-term debt, excluding current installments	17,474	7,942
Note payable to bank	2,000	14,200
Deferred income taxes	1,159	2,212

Total liabilities	58,374	56,400

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 9,931,144 shares in 2004 and 9,764,415 shares in 2003	993	976
Additional paid-in capital	10,553	9,933
Accumulated other comprehensive loss	(207)	(207)
Retained earnings	55,378	42,076

	66,717	52,778
Less treasury stock, at cost, 835,049 shares in 2004 and 824,881 shares in 2003	(2,745)	(2,444)

Total stockholders’ equity	63,972	50,334

	$122,346	$106,734

AMERICAN VANGUARD CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2004, 2003 and 2002

(Dollars in thousands)

	2004	2003	2002
Increase (decrease) in cash
Cash flows from operating activities:
Net income	$14,477	$10,263	$7,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment	4,042	2,755	1,392
Amortization of other assets	1,758	1,298	945
Deferred income taxes	(1,053)	833	1,108
Changes in assets and liabilities associated with operations:
(Increase) decrease in receivables	(108)	(11,003)	(79)
Decrease (increase) in inventories	(10,246)	(12,161)	2,802
(Increase) decrease in prepaid expenses	(422)	(187)	276
Increase (decrease) in accounts payable	(46)	7,872	(4,241)
Increase (decrease) in other payables and accrued expenses	7,008	4,754	(1,093)

Net cash provided by operating activities	15,410	4,424	8,159

Cash flows from investing activities:
Capital expenditures	(8,483)	(4,448)	(7,978)
Increase in intangible assets	(2,612)	(5,926)	(1,774)
Other noncurrent assets	29	(267)	(69)

Net cash used in investing activities	(11,066)	(10,641)	(9,821)

Cash flows from financing activities:
Net (repayments) borrowings under line of credit agreement	(12,200)	6,200	(4,200)
Proceeds from issuance of long-term debt	12,065	—	10,000
Payments on long-term debt and capital lease obligations	(3,800)	(2,199)	(952)
Exercise of common stock options	637	778	501
Purchase of treasury stock	(301)	(208)	(394)
Payment of cash dividends	(1,175)	(807)	(599)

Net cash provided by (used in) financing activities	(4,774)	3,764	4,356

Net increase (decrease) in cash	(430)	(2,453)	2,694
Cash at beginning of year	887	3,275	853
Effect of exchange rate changes on cash	—	65	(272)

Cash at end of year	$457	$887	$3,275

Supplemental cash flow information:
Cash paid during the year for:
Interest	$1,090	$996	$879

Income taxes	$9,402	$3,620	$4,731

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